Exhibit 99.1

NOTICE TO TEL OFFSHORE TRUST UNIT HOLDERS

By Court Order dated May 15, 2017, titled Final Judgment Modifying and Terminating the Trust, entered in Cause # C-1-PB-14-001245 in the Probate Court No. One, Travis County, Texas, the TEL Offshore Trust was ordered terminated at 5:00 p.m. Eastern Daylight Saving Time on June 30, 2017.  The  CUSIP number for the Trust’s units of beneficial interest is 872382106.

By Court Order dated January 20, 2017, titled Order Establishing TEL Offshore Trust Qualified Settlement Fund and Appointing Trustee and Administrator, entered in the same case, the Court established the TEL Offshore Trust Qualified Settlement Fund.  By separate Court Order dated January 20, 2017, all proceedings relating to the TEL Offshore Trust Qualified Settlement Fund were severed into Cause # C-1-PB-17-000132, styled In Re:  TEL Offshore Trust Qualified Settlement Fund in the Probate Court No. One, Travis County, Texas (the “QSF” Case”).

The appointed Trustee/Administrator of the TEL Offshore Trust Qualified Settlement Fund is Karl Johnson, 704 West 9th Street, Austin, Texas 78701 — telephone number (512) 482-9113, telefax number (512) 482-9114, email karl@teloffshoretrustqualifiedsettlementfund.com.  The Trustee’s/Administrator’s preferred method of communication is by email.

In the QSF Case the appointed Trustee/Administrator is charged with submitting a distribution plan to the Court for approval; said distribution plan will contain the terms by which the settlement funds held in the Qualified Settlement Fund are to be paid to particular unit holders.  A hearing on the distribution plan has been scheduled for 2 p.m. Tuesday July 25, 2017 in the Probate Court No. One of Travis County Texas.  The distribution plan will affect the rights and interests of current and former unit holders of the TEL Offshore Trust.  It will establish a claims procedure which must be followed in order for current or former unit holders to receive any payment from the QSF.

The Trustee/Administrator of the TEL Offshore Trust Qualified Settlement Fund has established the website:  http://www.teloffshoretrustqualifiedsettlementfund.com

A description of the distribution plan and information about how to make claims will be posted on this website after the Court approves the plan.  Also, selected pleadings from each of the referenced lawsuits, and perhaps other informational material, will be posted on this website.  The posting of selected pleadings is intended only as an aid to following the proceedings.  It is in no fashion designed to provide legal advice or as a substitute for legal advice.  All filed pleadings in the Probate Court No. One, Travis County, Texas are available online through the Travis County Clerk’s website.